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                                                                     EXHIBIT 99

                 [GEORGE MASON BANKSHARES, INC. PRESS RELEASE]




                         GEORGE MASON BANKSHARES, INC.
                                      AND
                            UNITED BANKSHARES, INC.
                                ANNOUNCE MERGER

         George Mason Bankshares, Inc., (GMBS), the parent company of George Mason Bank in Fairfax, Virginia, and United Bankshares, Inc. (UBSI), a $2.5 billion bank holding company, headquartered in West Virginia, announced the signing of a definitive agreement for a merger between the two companies. George Mason has $963 million in assets and 22 full service offices located throughout Northern Virginia, Washington, D.C., and Montgomery County, Maryland. United becomes the largest banking company headquartered in West Virginia based on pro forma market capitalization.

         The agreement will be structured as a pooling of interests and will provide for a tax-free exchange of 0.85 share of United common stock for each common share of George Mason. Based on United's September 10th closing stock price, the transaction would have a value of approximately $38.68 per share, or an aggregate consideration of $215 million based on George Mason's 5.55 million common shares and options outstanding.

         The dividend to George Mason shareholders based upon United's current dividend would be $1.15 or a 105% increase.

         George Mason President and Chief Executive Officer, Bernard H. Clineburg said, "George Mason is joining a shareholder-driven company with a strong track record of performance. We are excited to be part of the United team. This strategic alliance with another community-oriented


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financial institution will allow us to continue to serve the Washington
Metropolitan area with the same personalized service and quick response that George Mason Bank customers have come to expect." Clineburg will become the President of United Bankshares, Chairman and CEO of United's Virginia banking entity and will serve on the Executive Committee of the holding company Board. Also George Mason will be represented by five members on the United Bankshares Board of Directors.

         Richard M. Adams, Chairman and Chief Executive Officer of United, said, "George Mason's franchise, along with United's recent acquisition of First Patriot Bankshares Corporation, significantly enhances United market share. United will be a major bank in northern Virginia with assets over $1.3 billion. We expect the transaction to be nondilutive to earnings per share and should significantly enhance our franchise value."

         Following completion of the proposed merger with George Mason, United will have consolidated assets of over $3.5 billion with 74 full service offices in West Virginia, Virginia, Maryland and Washington, D.C. As part of the merger, George Mason Bank, the subsidiary bank of George Mason, will be merged with United Bank, United's Virginia banking subsidiary. The proposed merger is expected to close by the first quarter of 1998.

         United Bankshares and George Mason stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under quotation symbols "UBSI" and "GMBS", respectively.



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